SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                            March 29, 1994




                      IMC FERTILIZER GROUP, INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















Item 5.  Other Events

    The following is the text of a press release relating to third quarter pre-tax earnings estimates.

    NORTHBROOK, IL., March 29, 1994 -- IMC Fertilizer Group, Inc. (NYSE symbol: IFL) announced today that based on preliminary results, the Company expects its pre-tax earnings for its third fiscal quarter ended March 31, 1994, before any third-quarter writedown of its investments in oil and gas which may be required by the recent decline in crude oil prices, to be in line with analysts' current estimates, which the Company believes to be approximately $20 million.

    The Company also noted today that as a result of an improved earnings outlook for the year, its estimated annual effective tax rate will be reduced to approximately 50 percent from the 68 percent rate used in the first half to calculate income tax benefit. Because of pre-tax losses incurred in the first half, this will result in an increase in the third quarter tax provision of approximately $5 million to reflect the reduction of the tax benefit recorded in the first half. Consequently, the third quarter tax rate is expected to be approximately 75 percent.

    The Company believes that when its earnings return to higher profitability levels, its effective tax rate will more closely approximate the statutory 39 percent. The Company expects to release its earnings for its fiscal third quarter ended March 31 on April 11, 1994.

    The Company also confirmed its intention to resume production at its Nichols, FL, phosphate chemical facility on approximately May 1. This action, which is in accordance with the Company's philosophy of operating its facilities consistent with demand requirements, is being taken as a result of lower finished goods inventories and to meet anticipated international demand.




                              SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  IMC FERTILIZER GROUP, INC.


                                       Robert C. Brauneker
                                       Executive Vice President and
                                       Chief Financial Officer


Date:  March 29, 1994